EXECUTION VERSION

AMENDMENT NO. 1 TO WARRANT FOR THE PURCHASE OF SHARES OF COMMON STOCK dated as of May 30, 2008 (this “Amendment”) among eDiets.com, Inc., a Delaware Corporation (the “Company”) and Prides Capital Fund I, L.P. (the “Purchaser”).

PRELIMINARY STATEMENTS:

(1)          WHEREAS, the parties hereto have entered into that certain Warrant for the Purchase of Shares of Common Stock dated as of August 31, 2007 (the “Warrant”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Warrant or in that certain Note and Warrant Purchase Agreement dated August 31, 2007 (the “Note and Warrant Purchase Agreement”) among the Company and the Purchaser.

(2)          WHEREAS, the Company has requested that the Warrant be amended as provided herein.

(3)          The Purchaser is, on the terms and conditions stated below, willing to grant the request of the Company and the Company and the Purchaser have agreed to amend the Warrant as hereinafter set forth.

SECTION 1.     Amendments to Warrant. The Warrant is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)         Article 3 is amended by: (1) renumbering existing subsection (c) as subsection (d); (2) renumbering existing subsection (d) as new subsection (e); and (3) inserting new subsection (c) to read as follows:

(c)          If, at any time while this Warrant is outstanding, the Company shall issue additional shares of Common Stock for consideration per share less than the then current market price (determined (a) in the event that the Common Stock is publicly listed, by reference to the closing sales price of the Common Stock on the date of such issue or (b) in the event that the Common Stock is not publicly listed, by reference to the then current market value of each share of Common Stock as determined by the Board of Directors of the Company in good faith; provided, however, that in the event of a sale, merger, liquidation, dissolution or winding up of the Company (each, a ‘Liquidity Event’), current market price means the amount per share payable to the holders of the Common Stock upon the consummation of such Liquidity Event), then the Per Share Warrant Price of the Warrant Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Per Share Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at the then current fair market price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued. Notwithstanding the foregoing, no adjustment to the Per Share Warrant Price shall be required under this Section 3(c): (i) in connection with the issuance of shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option or employee benefit plans or other arrangements that are approved by the board of directors of the Company; (ii) in connection with a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $15 million; (iii) upon conversion of any options, warrants or other rights to acquire shares of Common Stock that are outstanding on the day immediately preceding the date hereof, provided, however, that the terms of such options, warrants or rights are not amended, modified or changed on or after the date hereof; or (iv) in connection with shares of Common Stock issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have a majority ownership interest, which acquisition has been approved by the board of directors of the Company and provided that after giving effect to such acquisition the Company is the surviving entity.

(b)         Article 6 is amended by inserting a new sentence at the end of subsection (b) to read as follows:

Notwithstanding the foregoing, this Warrant shall not be sold or otherwise transferred, except to an Affiliate (as such term is defined that certain note and warrant purchase agreement dated August 31, 2007 entered into by the Company and Prides Capital Fund I, L.P., the ‘Note and Warrant Purchase Agreement’), unless all amounts due under the Notes (as such term is defined in the Note and Warrant Purchase Agreement) have been paid in full.

SECTION 2.   Conditions of Effectiveness. This Amendment shall become effective upon its execution by the parties hereto.

SECTION 3.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, as of the date hereof and after giving effect to this Amendment, (a) this Amendment has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law) and (b) the Warrant (as amended by this Amendment) and all other Note Documents are and remain legal, valid, binding and enforceable obligations of the Note Parties in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 4.	Reference to and Effect on the Note Documents.

(a)          On and after the effectiveness of this Amendment, each reference in the Warrant to “this Warrant”, “hereunder”, “hereof” or words of like import referring to the Warrant, shall mean and be a reference to the Warrant, as amended by this Amendment.

(b)          The Warrant and each of the other Note Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Agreement and all of the Collateral described therein do and shall continue to secure the payment of all Secured Obligations (as defined in the Security Agreement) of the Note Parties under the Note Documents, in each case as amended by this Amendment.

(c)          The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Purchaser under any of the Note Documents, nor constitute a waiver of any provision of any of the Note Documents.

SECTION 5.     Costs and Expenses. The Company agrees to indefeasibly pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Purchaser) in accordance with the terms of Section 2.1 of the Note and Warrant Purchase Agreement.

SECTION 6.    Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EDIETS.COM, INC.

By: ______________________________

Name:
Title:

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its General Partner

By: ______________________________

Name:
Title:

Signature Page to Amendment No. 1 to Warrant

CONSENT

Dated as of May 30, 2008

We, the undersigned, as Guarantors under the Guaranty and the Security Agreement (each as defined in the Note and Warrant Purchase Agreement) in favor of the Purchaser and, for its benefit, hereby consent to the foregoing Amendment No. 1 to the Warrant (the “Amendment”) and hereby confirm and agree that (a) notwithstanding the effectiveness of such Amendment, the Guaranty and Security Agreement are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Guaranty, Security Agreement and Intellectual Property Security Agreement to “Warrant”, “thereunder”, “thereof”, or words of like import shall mean and be a reference to the Warrant, as amended by such Amendment.

EDIETS, INC.

By: ______________________________

Name:
Title:

NUTRIO.COM, INC.

By: ______________________________

                 Name:

                 Title:

Signature Page to Amendment No. 1 to Warrant